Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

Amendment No. 1 dated November 25, 2025 to

Pricing Supplement dated November 19, 2025

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the Nasdaq-100® Index, the Russell 2000® Index and the EURO STOXX 50® Index

►	Monthly Coupon payments at a rate of 1.0875% (equivalent to 13.05% per annum)

►	Callable monthly at our option at the principal amount plus the applicable Coupon on any Coupon Payment Date on or after May 26, 2026

►	A Trigger Event will occur if the Official Closing Level of any Underlying is less than 70.00% of its Initial Value on any scheduled Trading Day during the Observation Period

►	If the Notes are not called, a Trigger Event does occur, and the Least Performing Underlying declines below its Initial Value, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Due November 25, 2026 if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Callable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, this pricing supplement relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is $990.80 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$2.00	$998.00
Total	$10,500,000.00	$21,000.00	$10,479,000.00

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.20% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Callable Yield Notes

This document relates to a single offering of Callable Yield Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Nasdaq-100® Index (Ticker: NDX), the Russell 2000® Index (Ticker: RTY), and the EURO STOXX 50® Index (Ticker: SX5E) (each an “Underlying” and together the “Underlyings”)
Trade Date:	November 19, 2025
Pricing Date:	November 18, 2025
Original Issue Date:	November 24, 2025
Final Valuation Date:	November 20, 2026, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	November 25, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	The Notes are callable at our option, in whole, but not in part, on each monthly Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date.
Trigger Event:	A Trigger Event occurs if the Official Closing Level of any Underlying is less than its Barrier Value on any Scheduled Trading Day during the Observation Period.
Observation Period:	With respect to a Trigger Event, the period from but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Observation Periods—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.
Scheduled Trading Day:	As defined in “Additional Terms of the Notes—Market Disruption Events” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	Unless the Notes are called , on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called , for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If a Trigger Event does not occur : $1,000 + final Coupon;

■ If a Trigger Event does occur and:

(i)   The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:

$1,000 + final Coupon; or

(ii)  The Reference Return of the Least Performing Underlying is less than 0.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying) + final Coupon.

If the Notes are not called prior to maturity and a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose up to 100% of the Principal Amount. Even with the Coupon, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Observation Dates, Call Payment Dates and Coupon Payment Dates	Call Observation Dates	Call Payment Dates	Coupon Payment Dates
December 26, 2025
January 26, 2026
February 25, 2026
March 25, 2026
April 27, 2026
	May 20, 2026	May 26, 2026	May 26, 2026
	June 22, 2026	June 25, 2026	June 25, 2026
	July 22, 2026	July 27, 2026	July 27, 2026
	August 20, 2026	August 25, 2026	August 25, 2026
	September 22, 2026	September 25, 2026	September 25, 2026
	October 21, 2026	October 26, 2026	October 26, 2026
	November 20, 2026	November 25, 2026	November 25, 2026
	(the Final Valuation Date)	(the Maturity Date)	(the Maturity Date)

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Notice Dates:	The applicable Call Observation Dates on or after May 20, 2026, as indicated above.
Coupon Rate:	1.0875% per month (equivalent to 13.05% per annum)
Initial Value:	24,503.10 with respect to NDX, 2,348.737 with respect to RTY, and 5,534.71 with respect to SX5E, each of which was its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Barrier Value:	17,152.17 with respect to NDX, 1,644.116 with respect to RTY, and 3,874.297 with respect to SX5E, each of which is 70.00% of its Initial Value.
CUSIP/ISIN:	40447DRQ3 / US40447DRQ33
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling 1-212-525-8010.

You may also obtain:

🞂	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date.

Coupon

Unless the Notes are called, we will pay a monthly Coupon payment on each Coupon Payment Date. For information regarding the record dates applicable to the Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Coupon Rate will be 13.05% per annum (or $10.875 per $1,000 Principal Amount per month).

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Observation Periods” in the accompanying Equity Index Underlying Supplement.

Trigger Event

A Trigger Event will occur if the Official Closing Level of any Underlying is less than its Barrier Value on any Scheduled Trading Day during the Observation Period.

Payment at Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If a Trigger Event does not occur: $1,000 + final Coupon

■ If a Trigger Event does occur and:

(i)	The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:

$1,000 + final Coupon; or

(ii)	The Reference Return of the Least Performing Underlying is less than 0.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying) + final Coupon.

If the Notes are not called prior to maturity and a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose up to 100% of the Principal Amount. Even with any Coupons, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the NDX is Nasdaq Inc. The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the SX5E is STOXX Limited.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You believe that the Official Closing Level of each Underlying will be at or above its Barrier Value during the Observation Period, and the Final Value of the Least Performing Underlying will be at or above its Initial Value.

🞂	You seek a fixed monthly Coupon, that will be paid at the Coupon Rate of 13.05% per annum to be paid on each Coupon Payment Date, unless the Notes are called.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called, a Trigger Event occurs and the Reference Return of the Least Performing Underlying is negative.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You are willing to hold Notes which will be callable at our option on any Call Payment Date or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo the dividends or other distributions paid on the stocks included in the Underlyings.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe that the Official Closing Level of at least one Underlying will be below its Barrier Value during the Observation Period, and the Final Value of the Least Performing Underlying will be below its Initial Value.

🞂	You believe that the Coupon will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called, a Trigger Event occurs and the Reference Return of the Least Performing Underlying is negative.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive the dividends or other distributions paid on the stocks included in the Underlyings.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement;

🞂	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

🞂	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

🞂	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called prior to maturity, and a Trigger Event occurs on any Scheduled Trading Day during the Observation Period and the Final Value of the Least Performing Underlying is less than its Initial Value. In such a case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with the Coupons received prior to or at maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited to the Principal Amount plus the Coupons, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Coupon, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

Higher Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value, even if there is an increase in the value of any other

Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of any other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that will suffer a significant loss on your investment is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Barrier Value during the Observation Period and close below its Initial Value on the Final Observation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks associated with non-U.S. companies.

The values of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the relevant Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are included in the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the SX5E and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value of each Underlying:	1,000.00*
🞂 Hypothetical Barrier Value of each Underlying:	700.00 (70.00% of the Initial Value)
🞂 Hypothetical Coupon Rate of each Underlying:	13.05% per annum (1.0875% for each month in which it is payable). The actual Coupon Rate will be at least 13.05% per annum and will be determined on the Trade Date. If the Notes are not called, the Coupons paid over the term of the Notes would total $130.50 per $1,000 Principal Amount.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is set forth on page PS-3.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Observation Date
	Example 1	A Trigger Event Does Not Occur	A Trigger Event Occurs	A Trigger Event Occurs
		Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	700.00	700.00	700.00	700.00
Guaranteed Coupons from 1st Coupon Payment Date to 5th Coupon Payment Date	Guaranteed Coupons: 5 x $10.875 = $54.375	Guaranteed Coupons: 5 x $10.875 = $54.375	Guaranteed Coupons: 5 x $10.875 = $54.375	Guaranteed Coupons 5 x $10.875 = $54.375
Official Closing Level / Percentage Change of the Least Performing Underlying on the:
6th Coupon Payment Date (1st Call Payment Date)	1,050.00 / 5.00% 1 x $10.875 = $10.875	735.00 / -26.50% 1 x $10.875 = $10.875	560.00 / -44.00% 1 x $10.875 = $10.875	560.00 / -44.00% 1 x $10.875 = $10.875
7th Coupon Payment Date to 11th Coupon Payment Date (including 2nd to 7th Call Payment Dates)	N/A	None of the Underlyings close below the Barrier Value Guaranteed Coupons: 5 x $10.875 = $54.375	At least one Underlying closes below the Barrier Value Guaranteed Coupons: 5 x $10.875 = $54.375	At least one Underlying closes below the Barrier Value Guaranteed Coupons: 5 x $10.875 = $54.375
Final Valuation Date	N/A	730.00 / -27.00%	1,050.00 / 5.00%	400.00 / -60.00%
Coupon Payment Amounts Prior to Maturity or Call	5 x $10.875 = $54.375	11 x $10.875 = $119.625	11 x $10.875 = $119.625	11 x $10.875 = $119.625
Payment if Notes are Called	$1,010.875	N/A	N/A	N/A
Payment at Maturity	N/A	$1,010.875	$1,010.875	$1,000 + $10.875 + ($1,000 x -60.00%) = $410.875
Return of the Notes	6.525%	13.05%	13.05%	-46.95%

Example 1—The Notes are called on the 1st Call Payment Date.

Underlying	Initial Value	Official Closing Level
NDX	1,000.00	1,250.00 (125.00% of Initial Value)
RTY	1,000.00	1,050.00 (105.00% of Initial Value)
SX5E	1,000.00	1,290.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,010.875

Because the Notes are called on the first Call Payment Date, you will receive $1,010.875 per Note, reflecting the Principal Amount plus the Coupon. When added to the Coupon payments of $54.375 received in respect of the prior Coupon Payment Dates, we will have paid you a total of $1,065.25 per Note, resulting in a 6.525% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called and a Trigger Event does not occur.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,150.00 (115.00%of Initial Value)
RTY	1,000.00	730.00 (73.00% of Initial Value)
SX5E	1,000.00	1,290.00 (129.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-27.00%
Payment at Maturity:	$1,010.875

Because a Trigger Event does not occur, you will receive $1,010.875 per Note, reflecting the Principal Amount plus the final Coupon. When added to the Coupon payments of $119.625 received prior to maturity, we will have paid you a total of $1,130.50 per Note, resulting in a 13.05% return on the Notes.

Example 3—The Notes are not called, a Trigger Event does occur, and the Final Value of the Least Performing Underlying is greater than or equal its Initial Value.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	1,050.00 (105.00% of Initial Value)
SX5E	1,000.00	1,120.00 (112.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	5.00%
Payment at Maturity:	$1,010.875

Even though a Trigger Event occurs, because the Final Value of the Least Performing Underlying is greater than or equal to its Initial Level, you will receive $1,010.875 per Note, reflecting the Principal Amount plus the final Coupon. When added to the Coupon payments of $119.625 received prior to maturity, we will have paid you a total of $1,130.50 per Note, resulting in a 13.05% return on the Notes.

Example 4—The Notes are not called, a Trigger Event does occur, and the Final Value of the Least Performing Underlying is below its Initial Value.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	400.00 (40.00% of Initial Value)
SX5E	1,000.00	1,050.00 (105.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-60.00%
Payment at Maturity:	$410.875

Because a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value, you will receive $410.875 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 × Reference Return of the Least Performing Underlying) + final Coupon.

= $1,000 + ($1,000 x -60.00%) + $10.875= $410.875

When added to the previous Coupon payments of $119.625 received prior to maturity, we pay you a total of $530.50, resulting in a -46.95% return on the Notes

If the Notes are not called, a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

DESCRIPTION OF THE REFERENCE ASSET

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see “The Nasdaq-100® Index” beginning on page S-31 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from November 19, 2015 through November 20, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any Observation Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from November 19, 2015 through November 20, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Observation Date, including the Final Valuation Date.

Description of the SX5E

The SX5E is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The SX5E has a fixed number of components and is part of the STOXX blue-chip index family. The SX5E captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing values from November 19, 2015 through November 20, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on any Call Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.20% $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the accompanying prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the Annual Coupon Rate of 13.05% on the Notes among interest on the Deposit and Put Premium, 9.14% constitutes interest on the Deposit and 3.91% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$10,500,000
Callable Yield Notes Linked to the
Least Performing of the Nasdaq-
100® Index, the Russell 2000® Index
and the EURO STOXX 50® Index

Amendment No. 1 dated

November 25, 2025 to

Pricing Supplement

November 19, 2025

Pricing Supplement
General	PS-4
Payment on the Notes	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-11
Description of the Reference Asset	PS-14
Events of Default and Acceleration	PS-16
Supplemental Plan of Distribution (Conflicts of Interest)	PS-16
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-18
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58